Exhibit 23(a)

            Consent of Independent Registered Public Accounting Firm



The Board of Directors
GP Strategies Corporation.:


We consent to the use of our report dated March 16, 2005, with respect to the consolidated balance sheets of GP Strategies Corporation as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP
Baltimore, Maryland
April 6, 2005